Exhibit 5.1

BEACH, HEPBURN LLP
Barristers & Solicitors

36 Toronto Street, Suite 1000	TELEPHONE: (416) 350-3500
Toronto, Ontario M5C 2C5	E-Mail: lawyers@beachlaw.com
Fax: (416) 350-3510

September 22, 2003

Metallica Resources Inc.
c/o Metallica Management Inc.
12200 E. Briarwood Avenue
Suite 165
Centennial, CO 80112
U.S.A.

Dear Sirs:

Re:	Metallica Resources Inc. (the “Corporation”)
Form S-8 Registration Statement

We are the Ontario solicitors for the Corporation, and have acted on behalf of the Corporation in connection with the establishment and subsequent amendment of:

(1)	the Corporation’s 1994 Stock Option Plan (the “1994 Plan”), which 1994 Plan was approved by the directors of the Corporation on August 18, 1994, and by the shareholders of the Corporation on September 29, 1994, and amended by the directors of the Corporation on July 21, 1995; and

(2)	the Corporation’s 1996 Stock Option Plan (the “1996 Plan”), which 1996 Plan was approved by the directors of the Corporation on September 25, 1996 and by the shareholders of the Corporation on June 24, 1997 and which 1996 Plan was amended by the directors of the Corporation on April 29, 2003 and by the shareholders of the Corporation on June 3, 2003

Pursuant to the 1994 Plan, the directors of the Corporation are authorized to grant stock options to directors, officers, employees and consultants of the Corporation. Pursuant to the 1996 Plan, the directors of the Corporation are authorized to grant stock options to service providers for the Corporation, or to personal holding companies controlled by a service provider, or to a registered retirement savings plan established by a service provider, all as defined in the 1996 Plan.

The aggregate maximum number of common shares of the Corporation which may be issued and sold under both the 1994 Plan and the 1996 Plan after April 29, 2003 is 5,000,000, of which no more than 1,460,001 may be issued and sold under the 1994 Plan.

The aggregate of 5,000,000 common shares which may be issued after April 29, 2003 pursuant to the exercise of options which have been or may be granted under the 1996 Plan or the 1994 Plan are collectively referred to herein as the “Option Shares.” We understand that the Corporation intends to file an amendment to the Registration Statement on Form S-8, Registration No. 333-36154 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, concerning registration of the issuance and transfer of the Option Shares.

We have examined the Certificate Of Incorporation, as amended, and the By-laws of the Corporation, and the record of the Corporation’s corporate proceedings concerning the establishment and amendment of the 1996 Plan and 1994 Plan. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.

Based upon and subject to the foregoing, we are of the opinion that upon issuance of the Option Shares in accordance with the terms of the 1996 Plan or the 1994 Plan, as applicable, and payment of the exercise price relating thereto, such shares shall be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent (a) to all references to this firm in the Registration Statement; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is to be used solely for the purpose of the registration of the Option Shares and may not be used for any other purpose.

Yours truly,
BEACH, HEPBURN LLP

/s/ Beach, Hepburn LLP

2